EXHIBIT 4.5



                        FORM OF REMARKETING AGREEMENT


                  REMARKETING AGREEMENT, dated as of [         ], 199[ ] (the
"Remarketing Agreement"), by and among Chrysler Financial Corporation ("CFC"), U.S. Auto Receivables Company ("USA"), The Bank of New York, as Trustee under the below-mentioned Pooling and Servicing Agreement (in its capacity as trustee, the "Trustee", and in its capacity as remarketing
coordinator, the "Remarketing Coordinator") and [       ] (in its capacity as
underwriter, the "Underwriter" and in its capacity as remarketing broker-dealer, the "Remarketing Broker-Dealer").

                  WHEREAS USA expects to cause the CARCO Auto Loan Master
Trust (the "Trust") to issue $[      ] principal amount of Floating Rate Auto
Loan Asset Backed Certificates, Series 199[ - ], consisting of $[         ]
principal amount of [Class A-1] [Money Market Extendible Certificates], Series 199[ - ] (the "Certificates" and any holder of such Certificates, a
"Certificateholder"), and $[       ] principal amount of [Class A-2] [Medium
Term Certificates, Series 199[ - ] (the "Class A-2 Certificates")], pursuant to and with the rights assigned to them in the Pooling and Servicing Agreement dated as of May 31, 1991, as assigned by Chrysler Auto Receivables Company ("CARCO") to USA on August 8, 1991 (as assigned and as supplemented and amended from time to time, the "P&S"), among CARCO, USA, as Seller, Chrysler Credit Corporation, which has been succeeded by CFC, as Servicer, and Manufacturers and Traders Trust Company, which has been succeeded by the Trustee, and the series 199[ - ] Supplement to the P&S dated as of [ ], 199[ ] (the "Supplement") among the Seller, CFC and the Trustee (the P&S and the Supplement collectively referred to as the "Pooling and Servicing Agreement");

                  WHEREAS the Certificates will initially be sold to and purchased by the Underwriter pursuant to the terms and conditions of an
Underwriting Agreement (the "Underwriting Agreement"), dated [      ], 199[ ],
among USA, CFC and the Underwriter;

                  WHEREAS USA has requested that [             ] act
as the Remarketing Broker-Dealer under this Agreement to remarket
Certificates which are the subject of an Election Notice in a Remarketing on behalf of the Certificateholders from time to time who wish to sell the related Certificates in a Remarketing, all in accordance with the terms of this Agreement, including the Remarketing Procedures described in

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                                                                            2


Annex A hereto and in accordance with the Pooling and Servicing Agreement;

                  WHEREAS USA has requested the Remarketing Coordinator to manage each Remarketing in accordance with the terms of this Agreement, including the Remarketing Procedures described in Annex A hereto, and the Pooling and Servicing Agreement; and

                  WHEREAS the Remarketing Broker-Dealer and the Remarketing Coordinator are willing to assume such duties on the terms and conditions expressly set forth herein;

                  NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

                  Section 1. Definitions. Capitalized terms used and not defined in this Agreement, including Annex A hereto, shall have the meanings assigned to them in the Pooling and Servicing Agreement.

                  Section 2. Appointment and Obligations of the Remarketing Broker-Dealer and the Remarketing Coordinator. (a) USA hereby requests that [ ] act, and [ ] hereby agrees to act, as Remarketing Broker-Dealer for the purpose of remarketing Certificates from time to time on behalf of the Certificateholders and performing such other duties as are assigned to the Remarketing Broker-Dealer herein and in the Pooling and Servicing Agreement, all in accordance with and pursuant to the procedures set forth herein and in the Pooling and Servicing Agreement.

                  (b) The Remarketing Broker-Dealer may, in its sole discretion, but shall not be obligated to, remarket Certificates which are the subject of an Election Notice in a Remarketing and the Remarketing Broker-Dealer agrees to carry out such other duties as are assigned to it herein, all in accordance with the provisions of this Agreement.

                  (c) USA hereby requests that the Trustee act, and the Trustee hereby agrees to act, as the Remarketing Coordinator to perform the duties and obligations assigned to it herein and in the Pooling and Servicing Agreement in accordance with and pursuant to the procedures set forth herein and therein.

                  Section 3.  Annual Adjustment; Certain Expenses.
On the Business Day following the Distribution Date in [           ] of
each of 199[  ], 199[  ] and 199[  ] (each,



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                                                                            3


an "Annual Adjustment Date"), the Remarketing Broker-Dealer shall deliver an amount equal to the Annual Adjustment to USA by wire transfer of immediately available funds to such account or accounts as the Seller may specify from time to time. "Annual Adjustment" means, with respect to any Annual Adjustment Date, an amount equal to the product of (x) the aggregate initial principal amount of Certificates as to which the [Class A-1 Revolving Period] ended during any of the twelve Interest Periods immediately preceding such Annual Adjustment Date, as the result of a Purchase Option with respect to such Certificate not being exercised, and (y) the Rebate Percentage applicable on such Annual Adjustment Date. The Rebate Percentage for each of the three Annual Adjustment Dates shall be: .[ ]%, .[ ]% and .[ ], respectively. The foregoing calculations shall be made by the Remarketing Broker-Dealer and shall be conclusive absent manifest error. Notwithstanding the foregoing, the Remarketing Broker-Dealer shall not have any obligation to pay the Annual Adjustment with respect to Certificates (i) as to which the [Class A-1 Revolving Period] ended as a result of the occurrence of an Early Amortization Event or (ii) for which the first distribution of [Special Class A-1 Monthly Principal] is due on the [ ] 199[ ] Distribution Date.

                  Section 4. Dealing in the Certificates; Redemption of the Remarketing Broker-Dealer's Certificates. (a) The Remarketing Broker-Dealer, when acting as Remarketing Broker-Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, own, hold and deal in any of the Certificates, either as principal or as agent. The Remarketing Broker-Dealer is not obligated to purchase any Certificates that would otherwise remain unsold in a Remarketing. The Remarketing Broker-Dealer may sell Certificates which it owns during a Remarketing Period without giving preference to Certificates as to which an Election Notice has been delivered.

                  (b) The Remarketing Broker-Dealer may exercise any vote or join in any action which any Holder or Owner of Certificates may be entitled to exercise or take pursuant to the terms and conditions contained herein and in the Pooling and Servicing Agreement with like effect as if it did not act in any capacity hereunder. The Remarketing Broker-Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with USA, CARCO, the Remarketing Coordinator or the Trustee or any of their respective Affiliates and may act as depository, trustee or agent for any committee or body of Owners of the Certificates or any obligations of USA, CARCO, the

Remarketing Coordinator or the Trustee or any of their respective Affiliates as freely as if it did not act in any capacity hereunder.

                  Section 5. Information. (a) If the Remarketing Broker-Dealer determines that it is necessary (as evidenced by an opinion of counsel, who may be an employee of the Remarketing Broker-Dealer) to use a disclosure document in connection with the Remarketing of Certificates, the Remarketing Broker-Dealer will notify USA, and USA will promptly provide to the Remarketing Broker-Dealer the Prospectus distributed in connection with the initial sale of the Certificates (as amended or supplemented by USA) satisfactory to the Remarketing Broker-Dealer and its counsel in respect of the Certificates (such Prospectus, as amended or supplemented, being referred to herein as the "Disclosure Document"). USA will supply the Remarketing Broker-Dealer with such number of copies of the Disclosure Documents as the Remarketing Broker-Dealer reasonably requests from time to time. USA will supplement and amend the Disclosure Documents so that at all times they will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in the Disclosure Documents, in the light of the circumstances under which they were made, not misleading. The Remarketing Broker-Dealer agrees to provide USA with such information relating to it as may be necessary for USA to fulfill its obligations under this Section 5(a). USA acknowledges that such information relating to the Remarketing Broker-Dealer consists only of the following information (x) contained in the Prospectus relating to the Certificates: (i) the last paragraph of the cover page, (ii) the legend at the top of page 2, (iii) the second sentence under "Special Considerations--Limited Liquidity", and (y) the statements in the related Prospectus Supplement under the heading "Underwriting".

                  (b) In addition, USA agrees to furnish to the Remarketing Broker-Dealer: (i) all notices and other communications required to be delivered by USA or an Affiliate thereof to any party under the Pooling and Servicing Agreement and each report or other document mailed or made available to Holders or Owners of Certificates (including all "Annual Servicer's Certificates" delivered pursuant to Section 3.05 of the P&S), (ii) notice of the purchase of Certificates, either in a Remarketing or otherwise, by USA or an Affiliate thereof, (iii) notice of the occurrence of (A) the downgrading or withdrawal of the rating of the Certificates [or the Class A-2 Certificates] by a nationally recognized statistical rating agency, (B) the giving of notice of an election to exercise USA's


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                                                                            5


option to repurchase all the Certificates [and the Class A-2 Certificates] and (C) the amendment of the Pooling and Servicing Agreement, (iv) upon request, complete and correct copies of publicly available portions of all quarterly and annual financial reports of CFC and the Trust, (v) upon request, the annual audited consolidated balance sheets of CFC, (vi) upon request, all notices, reports or other communications received by USA from the Trustee, the Clearing Agency or any other Person pursuant to or in connection with the Pooling and Servicing Agreement and (vii) such other information as the Remarketing Broker-Dealer reasonably requests from time to time, in such form as the Remarketing Broker-Dealer reasonably requests, relating to the Certificates or the financial condition of USA or any Affiliate of USA to the extent such information is deemed by the Remarketing Broker-Dealer to be necessary or appropriate to the performance by the Remarketing Broker-Dealer of its services hereunder and to the extent such information is available to USA. USA shall promptly provide the Remarketing Broker-Dealer with as many copies of the foregoing materials and information as the Remarketing Broker-Dealer reasonably requests from time to time.

                  (c) If, at any time during the term of this Agreement, any event or condition relating to or affecting USA or any Affiliate of USA or the Certificates shall occur which might affect the accuracy or completeness of any statement of a material fact contained in any of the materials and information referred to in paragraph (a) or (b) above or any document incorporated therein by reference or any other materials or information made publicly available by USA, USA shall promptly notify the Remarketing Broker-Dealer in writing of the circumstances and details of such event or condition.

                  (d) None of the information contained in any of the reports or other documents mailed or made available to Holders or Owners of Certificates (including all "Annual Servicer's Certificates" delivered pursuant to Section 3.05 of the P&S) or filed by or on behalf of USA or any Affiliate of USA with the Securities and Exchange Commission (including any documents incorporated therein by reference) or any documents referred to in
Section 5(a) or 5(b) hereof (collectively, the "Remarketing Materials") shall contain an untrue or misleading statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.


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                                                                            6

                  Section 6. Conditions to the Remarketing Broker-Dealer's Obligations. The obligations of the Remarketing Broker-Dealer under this Agreement have been undertaken in reliance on (i) the due performance in all material respects by USA of its obligations and agreements as set forth in this Agreement, the Underwriting Agreement and the Pooling and Servicing Agreement, (ii) the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and (iii) the further condition that none of the following events shall have occurred:

                  (a) the rating of the Certificates [or the Class A-2 Certificates] shall have been downgraded or withdrawn by a nationally recognized statistical rating agency;

                  (b) USA shall have elected to exercise its repurchase option with respect to the Certificates [and the Class A-2 Certificates];

                  (c) without the prior written consent of the Remarketing Broker-Dealer (which consent shall not be unreasonably withheld), the Pooling and Servicing Agreement shall have been amended in any manner that in the opinion of the Remarketing Broker-Dealer materially changes the rights of Certificateholders under the Pooling and Servicing Agreement, the remarketability of the Certificates or the Remarketing Procedures described in Annex A hereto;

                  (d) there is a material misstatement or omission in any of the Remarketing Materials or in any Disclosure Document that in the opinion of the Remarketing Broker-Dealer (x) is not corrected within a reasonable period of time and (y) materially changes the rights of Certificateholders under the Pooling and Servicing Agreement or the remarketability of the Certificates;

                  (e) an Early Amortization Event or Reinvestment Event shall have occurred; or

                  (f) if at any time the Remarketing Broker-Dealer shall determine for any reason that it is not advisable to remarket the Certificates by reason of (A) a pending or proposed change in tax laws applicable to the Certificates (which determination shall be evidenced by an opinion of counsel), (B) a pending or proposed change in laws resulting in the Certificates no longer being qualified as "Eligible Securities" as defined in Rule 2a-7 promulgated under the Investment Company Act of 1940 (which determination shall be evidenced by an opinion of counsel), (C) a material adverse change in the financial condition of USA, CFC or Chrysler Corporation, (D) a banking moratorium under the laws of the State of New York or the United States of America, (E) the suspension or termination of trading in securities generally on the New York Stock Exchange or the establishment of minimum prices on such Exchange or (F) domestic or international hostilities; or

                  (g) CFC, USA or any affiliate thereof shall issue a Series of certificates, backed by wholesale receivables, (A) having a revolving period subject to automatic extension absent an election to terminate such revolving period, and otherwise having the same terms and legal final maturity of [ , ] or less, as the Certificates, the (B) the interest rate of which is a percentage over the Commercial Paper Rate or a comparable 30-day index and such percentage exceeds [the Class A-1 Spread].

In the event of the failure of any of such conditions, the Remarketing Broker-Dealer may immediately terminate its duties under this Agreement; provided that, with respect to the failure of any such conditions specified in clauses (f)(D), (f)(E) or (f)(F) above, the Remarketing Broker-Dealer may immediately suspend its duties under this Agreement until the earlier to occur of (x) the 180th day following the first occurrence of such failure or
(y) such time as such moratorium, suspension or termination or hostilities, as the case may be, has ceased. If, on or after the 180th day following the occurrence of such failure specified in clauses (f)(D), (f)(E) or (f)(F) above, in the opinion of the Remarketing Broker-Dealer, the occurrence of such event has materially changed the nature of the Certificates or the remarketability thereof, the Remarketing Broker-Dealer may then immediately terminate its duties hereunder.

                  Section 7. Indemnification. (a) USA and CFC jointly and severally agree to indemnify and hold harmless the Remarketing Broker-Dealer and each person who controls the Remarketing Broker-Dealer within the meaning of the Securities Act of 1933, as amended, and the rules promulgated thereunder (the "Act") against any and all losses, claims, damages or liabilities, arising under the Act, the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder or other Federal or state statutory law or regulation, at common law or otherwise,

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                                                                            8

insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Remarketing Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agree to reimburse each such indemnified party, as incurred, for any legal or other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action. In addition, in the event that the Remarketing Broker-Dealer becomes involved in any action, proceeding or investigation brought by or against any Person in connection with performing the services which USA has requested the Remarketing Broker-Dealer to perform under this Agreement, USA and CFC will reimburse the Remarketing Broker-Dealer for any loss, claim, damage or expense (including the cost of any investigation and preparation and legal fees and expenses in connection therewith, as such losses, claims, damages or expenses are incurred (except to the extent that any such loss, claim, damage or expense results from the gross negligence, bad faith or wilful misconduct of the Remarketing Broker-Dealer in performing the services which USA has requested the Remarketing Broker-Dealer to perform under this Agreement)). If for any reason the foregoing indemnification is unavailable to the Remarketing Broker-Dealer or is insufficient to hold the Remarketing Broker-Dealer harmless, USA and CFC shall contribute to the amount paid or payable by the Remarketing Broker-Dealer as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by USA on the one hand and the Remarketing Broker-Dealer on the other hand in connection with the subject matter hereof but also the relative fault of USA and the Remarketing Broker-Dealer as well as any relevant equitable considerations. The reimbursement, indemnity and contribution obligations of USA and CFC under this Section 7 shall be in addition to any liability which USA and CFC may otherwise have, shall extend upon the same terms and conditions to any of the Affiliates, officers, directors, employees and controlling persons (if any) of the Remarketing Broker-Dealer and any such Affiliate or Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of USA, CFC, the Remarketing Broker-Dealer, any such Affiliate and any such Person. The foregoing provisions shall survive the period of the Remarketing Broker-Dealer's services under this Agreement or any termination thereof and shall also survive the termination or cancelation of this Agreement and the Remarketing of any Certificates hereunder.

                  (b) The Remarketing Broker-Dealer shall not incur any liability to USA, CFC or any other Person for its actions as Remarketing Broker-Dealer pursuant to the terms hereof without gross negligence or in the absence of wilful misconduct. The Remarketing Broker-Dealer shall not be liable to USA, CFC or any other Person on account of the failure of any Person to whom the Remarketing Broker-Dealer has sold any Certificates to pay for such Certificates or to deliver any document in respect of such sale unless such failure was directly caused by the wilful misconduct of the Remarketing Broker-Dealer. The Remarketing Broker-Dealer shall have no obligation whatsoever to remarket any Certificates.

                  Section 8. Termination of Remarketing Agreement. This Agreement shall terminate as to the Remarketing Broker-Dealer upon the resignation of the Remarketing Broker-Dealer pursuant to Section 6 hereof. The provisions of Section 7 hereof shall continue in effect as to actions prior to the date of termination of this Agreement, and each party shall pay to the others any amounts owing at the time of termination of this Agreement.

                  Section 9. Remarketing Broker-Dealer's Performance; Duty of Care. (a) The duties of the Remarketing Broker-Dealer shall be determined solely by the express provisions of this Remarketing Agreement. No implied covenants or obligations of or against the Remarketing Broker-Dealer shall be read into this Remarketing Agreement or the Pooling and Servicing Agreement.

                  (b) In the absence of bad faith on the part of the Remarketing Broker-Dealer, the Remarketing Broker-Dealer may conclusively rely upon any document furnished to it which purports to conform to the requirements of this Remarketing Agreement or the Pooling and Servicing Agreement, as to the truth of the statements expressed in any of such documents. The Remarketing Broker-Dealer shall be fully protected for any action taken, suffered or omitted under the provisions of this Agreement or otherwise upon the faith of any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Broker-Dealer may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted under the provisions of this Agreement or otherwise, in accordance with such opinion and in reliance thereon.


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                                                                           10

                  (c) [        ] shall incur no liability to USA, CFC or any
Certificate Owner or Holder of Certificates in its individual capacity or as Remarketing Broker-Dealer for any action or failure to act, on its part, in connection with a Remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

                  (d) The Remarketing Broker-Dealer shall perform its services hereunder as an independent contractor with respect to USA, and nothing contained herein shall be deemed to create any partnership, joint venture, or relationship of principal and agent between or among the parties hereto or any of their Affiliates.

                  Section 10. Governing Law. This Remarketing Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  Section 11. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the first day thereafter on which no Certificate is in a [Class A-1 Revolving Period]. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of USA pursuant to Section 5, and USA and CFC pursuant to Section 7, shall remain operative and in full force and effect until fully satisfied.

                  Section 12. Successors and Assigns. The rights and obligations of USA or CFC hereunder may not be assigned or delegated to any other Person without the prior written consent of the Remarketing Broker-Dealer; provided that such consent shall not be required in the case of any assignment to an Affiliate of USA or CFC. The rights and obligations of the Remarketing Broker-Dealer hereunder may not be assigned or delegated to any other Person without the prior written consent of USA. This Agreement shall inure to the benefit of and be binding upon USA, CFC, the Remarketing Coordinator and the Remarketing Broker-Dealer and their respective successors and assigns. Any successor to the Remarketing Broker-Dealer, and any director or officer, or any Person controlling the Remarketing Broker-Dealer, as the case may be, shall be entitled to the benefits of the agreements contained herein. The terms "successors" and "assigns" shall not include any purchaser of any Certificates merely because of such purchase.

                  Section 13. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings

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                                                                           11

are not a part of this Agreement and will not be used in the interpretation of any provision of this Agreement.

                  Section 14. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

                  Section 15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

                  Section 16. Remarketing Broker-Dealer Not Acting as Underwriter. It is understood and agreed by all parties hereto that the Remarketing Broker-Dealer's only duties hereunder are as set forth in Section 2 of this Agreement. When engaged in the Remarketing of any Certificates which are the subject of an Election Notice, the Remarketing Broker-Dealer shall act only as agent for and on behalf of each Certificate Owner of the related Certificates. The Remarketing Broker-Dealer shall not act as underwriter for any Certificates which are the subject of an Election Notice. Except in connection with the exercise of a Purchase Option by the Remarketing Broker-Dealer, the Remarketing Broker-Dealer shall in no way be obligated to advance its own funds to purchase any Certificates or to otherwise expend or risk its own funds or incur or become exposed to any financial liability in the performance of its services hereunder.

                  Section 17. Amendments. (a) This Agreement may be amended by any instrument in writing signed by all of the parties hereto so long as this Agreement as amended is not inconsistent with the Pooling and Servicing Agreement in effect as of the date of any such amendment.

                  (b) In the event that (x) the Certificates are issued as Definitive Certificates or (y) the Depository Trust Company ceases to be the Depository, the parties hereto will negotiate in good faith to agree upon any necessary or appropriate modifications to the Remarketing Procedures set forth in Annex A hereto and the Remarketing

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                                                                           12

Coordinator will notify Certificateholders (or cause Certificateholders to be notified) of any such modifications which materially affect the procedures to be followed in the event a Certificateholder seeks to elect not to extend the [Class A-1 Revolving Period] with respect to its Certificates.

                  Section 18. No Petition. The Remarketing Coordinator and the Remarketing Broker-Dealer, by entering into this Agreement, hereby covenant and agree that they will not at any time institute against USA any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any United States federal or state bankruptcy or similar law.

                  Section 19. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows: if to USA, to 27777 Franklin Road, Southfield, Michigan 48034, Attention:
Secretary; if to the Remarketing Coordinator, to The Bank of New York [ ],
Attention: [ ]; and if to the Remarketing Broker-Dealer, to [ ], Attention:
[ ]; or to such other address as any of the above shall specify to the others in writing.


                  IN WITNESS WHEREOF, each of CFC, USA, the Remarketing Broker-Dealer, the Trustee, and the Remarketing Coordinator has caused this Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                         CHRYSLER FINANCIAL CORPORATION,

                              by
                                  -----------------------
                                  Name:
                                  Title:


                         U.S. AUTO RECEIVABLES COMPANY,

                             by
                                  -----------------------
                                  Name:
                                  Title:


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                                                                           13

                         [                         ],
                         as Remarketing Broker-Dealer,

                             by
                                  -----------------------
                                  Name:
                                  Title:


                         THE BANK OF NEW YORK, as Trustee
                         and Remarketing Coordinator,

                             by
                                  -----------------------
                                  Name:
                                  Title:

                                                                      ANNEX A









                    REMARKETING AND SETTLEMENT PROCEDURES

                                  ARTICLE I

                                 DEFINITIONS

                  Section 1.01. Definitions. As used in this Annex A, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms. Capitalized terms used in this Annex A without definition have the respective meanings assigned in the Pooling and Servicing Agreement.

                  "Agent Member" means the designated Depository Participant or Indirect Participant of the Depository which will maintain records of Certificate Owners and which will be authorized and instructed to disclose certain information to the Remarketing Broker-Dealer, the Remarketing Coordinator and the Trustee.

                  "Certificate" means a [Class A-1] [Money Market
Extendible] Certificate.

                  "Certificate Owner" means a Class A-1 [Money
Market Extendible] Certificate Owner.

                  "Electing Notice" means a notice delivered by a Certificate Owner to its Agent Member, with a copy to the Remarketing Coordinator substantially in the form of Exhibit A to the Prospectus Supplement relating to the Certificates, pursuant to which such Certificate Owner elects not to extend the Class A-1 Revolving Period with respect to one or more
Certificates held by it.

                  "Election Notice Number" means a unique identification number assigned by the Remarketing Coordinator to each Election Notice in accordance with Section 2.01(b).

                  "Election Period" means each period beginning on and including the [ ] to last Business Day of each calendar month and ending on and including the [ ] to last Business Day of each such calendar month.

                  "Indirect Participant" means a bank, broker, dealer, trust company or other financial institution or other Person that clears or maintains a custodial relationship with a Depository Participant, either directly or indirectly.

                  "Par Price" means the purchase price payable by the Remarketing Broker-Dealer to an Electing Certificateholder for a Certificate as to which it exercises a Purchase Option in an amount equal to the unpaid principal amount of such Certificate.

                  "Purchase Option" means the right of the Remarketing Broker-Dealer to purchase and remarket a Certificate as to which an Election Notice has been received by the Remarketing Coordinator.

                  "Remarketing" means each periodic operation of the procedures for remarketing Certificates as set forth herein.

                  "Remarketing Broker-Dealer" means [           ]

                  "Remarketing Period" means each period beginning on and including the first day of each Election Period and ending on and including the [ ] to last Business Day of the calendar month that includes such Election Period.

                  "Settlement Date" means, with respect to any Election Period and any Election Notice, the Distribution Date next succeeding such Election Period.

                  Section 1.02. Other Definitional Provisions. (a) All references herein to any hour or other time of day shall be to such hour or time of day in New York City.

                  (b) The "end of any Business Day" or the "close of business on any Business Day" means 4:00 p.m. on such Business Day and "through and including" or "ending on and including" any Business Day means "through and including 4:00 p.m." or "ending on and including 4:00 p.m.", respectively, on such Business Day.


                                  ARTICLE II

                         REMARKETING OF CERTIFICATES

                  Section 2.01. Election Notices. (a) During each Election Period, each Certificate Owner shall have the right to deliver an Election Notice to its Agent Member, with a copy to the Remarketing Coordinator and the Remarketing Broker-Dealer, with respect to each Certificate held by such Certificate Owner. Election Notices shall be effective only upon receipt by the Remarketing Coordinator. Any such Election Notice shall be irrevocable, which irrevocability may be waived only by the Remarketing Broker-Dealer. The Remarketing Broker-Dealer may waive the irrevocability of an Election Notice by delivering written notice to the

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Remarketing Coordinator and to the related Electing Certificateholder's Agent
Member prior to the close of business on the last day of the related Remarketing Period.

                  (b) Upon receipt of each Election Notice, the Remarketing Coordinator shall assign an Election Notice Number to each Election Notice it receives.

                  (c) By 10:00 a.m. on each Business Day during an Election Period, the Remarketing Coordinator shall deliver to the Remarketing Broker-Dealer a complete list of Election Notices received by the Remarketing Coordinator during the preceding Business Day. By 10:00 a.m. on each Business Day next following the end of each Election Period, the Remarketing Coordinator shall deliver to the Remarketing Broker-Dealer the list described in the preceding sentence and a complete list identifying each Election Notice received by the Remarketing Coordinator during such Election Period. All lists described in this Section 2.01(c) shall include the dollar amount of each Certificate with respect to which an Election Notice has been received by the Remarketing Coordinator, each related Election Notice Number, and the identity of the related Electing Certificateholder.

                  Section 2.02. Procedure for Remarketing. (a) During each Remarketing Period, the Remarketing Broker- Dealer shall have the right to remarket any Certificates as to which an Election Notice has been received by the Remarketing Coordinator and the Remarketing Broker-Dealer. By 10:00 a.m. on the Business Day next following the end of the Remarketing Period, the Remarketing Broker-Dealer shall deliver to the Remarketing Coordinator (i) a list identifying each Certificate as to which an Election Notice has been received by the Remarketing Coordinator in the related Election Period with respect to which the Remarketing Broker-Dealer has exercised a Purchase Option during the related Remarketing Period and (ii) a list identifying each Certificate as to which an Election Notice has been received by the Remarketing Coordinator in the related Election Period with respect to which the Remarketing Broker-Dealer has not exercised a Purchase Option during the related Remarketing Period. The Remarketing Coordinator shall deliver to the Servicer a complete list containing the foregoing information by such date. All lists described in this Section 2.02(a) shall include the dollar amount of each Certificate with respect to which an Election Notice has been received by the Remarketing Coordinator, each related Election Notice Number, and the identity of any Electing Certificateholders.


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                                                                            4

                  (b) The Remarketing Broker-Dealer, upon exercising a Purchase Option with respect to a Certificate as permitted by, and during the time periods specified in, Section 2.02(a), shall promptly notify the Remarketing Coordinator by written notice of the exercise of such Purchase Option. Such notice shall specify the dollar amount of each related Certificate, each related Election Notice Number, the designated Settlement Date and the identity of the purchaser of the related Certificates. Each such notice from the Remarketing Broker-Dealer shall constitute an irrevocable instruction to the Remarketing Coordinator, the Agent Member and the Depository that the Purchase Option with respect to each such Certificate shall be effective with respect thereto as of the designated Settlement Date and that the Remarketing Coordinator, the Agent Member and the Depository should effect the transfer of each such Certificate on such Settlement Date. Upon receipt by the Remarketing Coordinator of any such notice, each Certificate described in such notice shall be deemed remarketed for the related Remarketing Period and no further remarketing of such Certificate for the related Remarketing Period shall be effective. The Remarketing Broker-Dealer shall be responsible for determining whether any Certificate shall have been deemed Remarketed, in accordance with the preceding sentence.

                  (c) For each Certificate as to which an Election Notice has been delivered and a Purchase Option exercised, the Remarketing Broker-Dealer shall purchase such Certificate at the Par Price from the Electing Certificateholder on the related Settlement Date in accordance with the Settlement Procedures contained herein.


                                 ARTICLE III

                            SETTLEMENT PROCEDURES

                  Section 3.01. Electing Certificateholders. (a) By 10:00 a.m. on the [ ] Business Day of the calendar month of each Settlement Date, the Remarketing Coordinator shall, by telephone, facsimile, telex or otherwise, advise each Electing Certificateholder (or its Agent Member) (i) of the CUSIP number and dollar amount of such Electing Certificateholder's Certificates, if any, as to which a Purchase Option was exercised for settlement on such Settlement Date and (ii) to give instructions to its Agent Member to deliver, by 8:30 a.m. on such Settlement Date, such Certificates, by book entry to the Depository for the account of the Remarketing Broker-Dealer against payment by the Remarketing Broker-Dealer of the Par Price therefor.


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                                                                            5

                  (b) By 8:30 a.m. on each Settlement Date, the Remarketing Broker-Dealer shall pay, or provide for payment of, the Par Price to or for the account of each Electing Certificateholder for each Certificate as to which the Remarketing Broker-Dealer has exercised a Purchase Option for settlement on such Settlement Date against delivery in book-entry form of the related Certificates.

                  Section 3.02. Purchasers. By 4:30 p.m. on the Business Day [ ] preceding each Settlement Date, the Remarketing Broker-Dealer shall, by telephone, facsimile, telex or otherwise, advise each purchaser (or its Agent Member who will in turn advise such purchaser) that is purchasing Certificates as a result of a Remarketing (i) of the amount that it will be required by 8:30 a.m. on such Settlement Date to pay to or for the account of the Remarketing Broker-Dealer with respect to the Certificates to be purchased against delivery by book entry of such Certificates and (ii) to give instructions to its Agent Member to pay such purchase price therefor to the Remarketing Broker-Dealer, against delivery of such Certificates by book entry through the Depository, by 8:30 a.m. on such Settlement Date.

                  Section 3.03. Payment and Delivery. (a) In accordance with the Depository's normal procedures, the transactions described in Sections
3.01 and 3.02 will be executed on each Settlement Date through the Depository, and the accounts of the Remarketing Broker-Dealer and Agent Members at the Depository will be debited and credited and certificates delivered by book entry as necessary to effect the purchases and sales of Certificates. All purchases and payments with respect to such transactions in the Certificates shall be made in same-day funds.

                  (b) If any Electing Certificateholder selling Certificates in a Remarketing fails to deliver such Certificates, the Agent Member of such selling Electing Certificateholder, and of any other Person that was to have purchased Certificates in such Remarketing, may deliver to any such other Person a number of Certificates that is less than the number of Certificates that otherwise was to be purchased by such Person. In such event, the number of Certificates to be so delivered shall be determined by such Agent Member. Delivery of such lesser number of Certificates shall constitute good delivery.

                  (c) As long as Cede & Co., or the Depository or any other nominee therefor, continues to hold the certificates representing the Certificates, no physical certificates will need to be delivered by any selling Electing Certificateholder or the Remarketing Broker-Dealer

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                                                                            6

to reflect any transfer of Certificates effected by a Remarketing.

                                  ARTICLE IV

                               OTHER PROVISIONS

                  Section 4.01. Purchase of Certificates by the Remarketing Broker-Dealer. The Remarketing Broker-Dealer may purchase for its own account Certificates in a Remarketing, pursuant to a Purchase Option or otherwise. The Remarketing Broker-Dealer is not obligated to purchase any Certificates and the Remarketing Broker-Dealer shall, in its sole discretion, determine which, if any, Certificates as to which it shall exercise a Purchase Option without regard to the time at which Election Notices are delivered or received, the amount of Certificates as to which Election Notices have been delivered or to any other factors. The Remarketing Broker-Dealer may sell Certificates owned by it in the Remarketing or otherwise at any time in its sole discretion. Except in connection with the exercise of a Purchase Option by the Remarketing Broker-Dealer, the Remarketing Broker-Dealer is not obligated in any case to provide funds to make payment to an Electing Certificateholder upon such Electing Certificateholder's delivery of an Election Notice.

                  Section 4.02. Obligations of Depository and Agent Members. Whenever the text hereof purports to impose a duty or obligation on the Depository or any Agent Member, such text shall mean that the Servicer shall use its best efforts to cause each of the Depository or such Agent Member to fulfill their respective duties or to perform their respective obligations.